Exhibit 10.1

EMPLOYMENT AGREEMENT

GLOBAL AXCESS CORP, a Nevada corporation with its principal office in Jacksonville, Florida (the “Corporation”) and George McQuain, an individual residing in Jacksonville, Florida, (the “Employee”) have, as of this 1st day of July, 2008, in consideration of the mutual promises and covenants of the parties, together with other valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Corporation and Employee have agreed as follows:
AGREEMENT

In consideration of the mutual promises and covenants of the parties, together with other valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Corporation and Employee have agreed as follows:

1.    Employment. Corporation hereby employs Employee as President and Chief Executive Officer of the Corporation and Employee hereby accepts employment by the Corporation upon the terms and conditions of this Agreement. The parties acknowledge and agree that this Agreement materially enhances the terms and conditions of Employee’s existing employment relationship with Employer, and that no breach or interruption in the employment or service by Employee shall be deemed to have occurred as a result of the Corporation and Employee entering into this Agreement.

2.    Duties. Employee shall serve as Chief Executive Officer. Employee shall perform such duties as may be reasonably required by the Board of Directors, the Chairman of Corporation, or their designee from time to time. Changes in or additions to Employee’s duties or title(s) under this Agreement are not to be accompanied by additional compensation unless expressly agreed to by Corporation. During the term of this Agreement, Employee agrees to serve Corporation faithfully and to devote substantially all of Employee’s business time, attention and energies to the business of Corporation and to the proper and timely discharge of Employee’s duties. Employee represents and warrants that Employee is not subject to any agreement or contract with any person or entity that will in any manner prevent Employee from performing any of Employee’s duties under this Agreement. Employee further represents and warrants that Employee has not used or disclosed and will not use or disclose in the scope of Employee’s employment any confidential, proprietary and/or trade secret materials, documents or information that Employee obtained from a former employer or one to whom Employee may owe any obligation of confidentiality or nondisclosure.

3.    Remuneration and Fringe Benefits.

3.1  As full and complete remuneration for all personal services rendered as an employee pursuant to Paragraph 2 hereof, for so long as Employee is employed hereunder by Corporation, Employee shall receive the following:

3.1.1 Initial compensation as set forth on Schedule 1 attached hereto. Such compensation may be adjusted from time to time by Corporation following notice to Employee.

3.1.2 Such applicable fringe benefits as may be provided by Corporation from time to time; provided Employee is otherwise eligible and desires to participate; and provided further, that Corporation shall not be obligated hereby to implement any benefits not presently in existence or to continue to maintain any benefits presently in existence or to provide special benefits to Employee.

3.1.3 Vacation each year with pay in accordance with Corporation policy.

3.1.4 Reimbursement for all ordinary, necessary and reasonable business expenses, including without limitation travel expenses, incurred by Employee in accordance with Corporation policy in effect from time to time and in connection with the performance of Employee’s duties pursuant to Paragraph 2 hereof. Reimbursement of such expenses shall be made after Employee presents appropriate written vouchers, bills, reports or other substantiation for such expenses in form acceptable to the Internal Revenue Service and in compliance with Corporation’s policy.

4.    Term and Termination.

4.1  The initial term of this Agreement and Employee’s employment hereunder shall be for a period of one (1) year, and shall commence effective July 1, 2008 and shall expire at midnight on July 1, 2009. Absent a termination or notice of termination as provided herein, beginning on the first anniversary of this Agreement and at the end of each succeeding calendar year, the term shall automatically extend for an additional one (1) year on the same terms and conditions contained herein.

4.2  Notwithstanding the provisions of paragraph 4.1, this Agreement and Employee’s employment hereunder may be terminated as follows:

4.2.1  By the Corporation at any time, without notice and with immediate effect, for Cause. “Cause” means:

(i)  Willful failure of Employee to substantially comply with reasonable written directives of Corporation’s Board of Directors or its designee.

(ii)  Any of the following actions by Employee, if in the judgment of Corporation’s Board of Directors or its designee such actions are materially injurious to Corporation:

(a)  actions involving moral turpitude; or

(b)  illegal use of controlled substances.

4.2.2  By the Board of Directors of the Corporation, upon notice to the Employee of termination without Cause.

4.2.3   By the Employee for any reason.

4.3  In the event of a termination of Employee’s employment hereunder without Cause by the Corporation, and provided Employee complies with the Restrictive Covenants and signs a Release Agreement provided at the time by the Corporation, Employee shall be entitled to receive the Employee’s base salary payable in installments in accordance with the Corporation’s usual payroll practices over the following time period: (i) if the termination occurs during the initial term, for the remaining portion of such initial term, or for one (1) year after the date of termination of Employee’s employment, whichever is longer, or (ii) for any termination occurring after the initial term, for one (1) year after the date of termination of Employee’s employment. Corporation will also pay Employee’s health, life, dental, short term disability, and long term disability insurance premiums during the same time period. Corporation will also pay Employee for his accrued but unused paid time off and any bonuses earned by the date of Employee’s termination.

4.4  The provisions of Subparagraph 4.3 and Paragraph 5 of this Agreement shall survive termination or expiration of this Agreement or employment hereunder for any reason. Except as provided in Paragraph 4.3, termination of employment shall constitute termination of Corporation’s obligations under Paragraph 3 hereof, effective immediately upon termination of employment.

5.    Restrictive Covenants. For purposes of this Agreement, “Restrictive Covenants” mean the provisions of this Paragraph 5. It is stipulated and agreed that Corporation is engaged in the business of providing ATM services (such business, together with any other lines of business in which the Corporation becomes engaged during the term of this Agreement, being referred to herein as the “Business”). It is further stipulated and agreed that as a result of Employee’s employment by the Corporation, Employee will have access to valuable, highly confidential, privileged, and proprietary information relating to Corporation’s Business, including, without limitation, existing and future equipment information, customer lists, identities of distributors and distributorships, sales methods and techniques, costs and costing methods, pricing techniques and strategies, sales agreements with customers, profits and product line profitability information, unpublished present and future marketing strategies and promotional programs, and other information regarded by Corporation as proprietary and confidential (the “Confidential Information”). It is further acknowledged that unauthorized use or disclosure by Employee of Confidential Information would seriously damage Corporation in its Business.

In consideration of the provisions of this Paragraph 5, the term of employment granted to Employee in Paragraph 4 of this Agreement and the payments and benefits referred to in Paragraphs 3 and 4.3 hereof, which Employee acknowledges are legally sufficient to support enforceability by the Corporation of the Restrictive Covenants against Employee, Employee agrees as follows:

5.1  During the term of this Agreement and after its termination or expiration for any reason, Employee will not, without Corporation’s prior written consent, use, divulge, disclose, furnish, or make accessible to any third person, company, or other entity any aspect of Confidential Information (other than as required in the ordinary discharge of Employee’s duties hereunder).

5.2  During the term of this Agreement and for a period of one year and six months after the date of the expiration or termination of this Agreement for any reason (the “Restrictive Period”), Employee shall not directly or indirectly:

(i)  employ, or solicit the employment of, any person who at any time during the twelve (12) calendar months immediately preceding the termination or expiration of this Agreement was employed by Corporation;

(ii)  provide or solicit the provision of products or services, similar to those provided by Corporation, to any person or entity who purchased or leased products or services from Corporation at any time during the twelve (12) calendar months immediately preceding the termination or expiration of this Agreement for any reason and for or with whom Employee had contact, responsibility or access to Confidential Information related to such person or entity; provided, however, the restrictions of this subsection (ii) shall be limited in scope to the “Territory” (as defined below) and to any office, store or other place of business in which, or in connection with which, Employee has had business contact with such persons or entities during the twelve (12) calendar months immediately preceding the termination or expiration of this Agreement for any reason;

(iii)  interfere or attempt to interfere with the terms or other aspects of the relationship between Corporation and any person or entity from whom Corporation has purchased equipment, supplies or inventory at any time during the twelve (12) calendar months immediately preceding the termination or expiration of this Agreement and for or with whom Employee had contact, responsibility or access to Confidential Information related to such person or entity;

(iv)  compete with the Corporation, its successors and assigns by engaging, directly or indirectly, in the Business as conducted or in a business substantially similar to the Business within the “Territory,” as hereinafter defined; or

(v)  provide information to, solicit or sell for, organize or own any interest in (either directly or through any parent, affiliate, or subsidiary corporation, partnership, or other entity), or become employed or engaged by, or act as agent for any person, corporation, or other entity that is directly or indirectly engaged in a business in the “Territory”, as hereinafter defined, which is substantially similar to the Business as conducted by or competitive with Corporation’s Business; provided, however, that nothing herein shall preclude the Employee from holding not more than one percent (1%) of the outstanding shares of any publicly held company which may be so engaged in a trade or business identical or similar to the Business of the Corporation.

As used herein, the “Territory” means any state that Corporation did business within the last twelve (12) months of Employee’s employment and Employee had business contact with such persons or entities during the twelve (12) calendar months immediately preceding the termination or expiration of this Agreement for any reason.

5.3  In the event of a breach or threatened breach by Employee of any of the Restrictive Covenants contained in this Paragraph 5, Corporation, in addition to and not in derogation of any other remedies it may have, shall be entitled to any or all of the following remedies:

5.3.1  It is stipulated that a breach by Employee of the Restrictive Covenants would cause irreparable damage to Corporation; Corporation, in addition to any other rights or remedies which Corporation may have, shall be entitled to an injunction restraining Employee from violating or continuing any violation of such Restrictive Covenants; such right to obtain injunctive relief may be exercised, at the option of Corporation, concurrently with, prior to, after, or in lieu of, the exercise of any other rights or remedies which the Corporation may have as a result of any such breach or threatened breach;

5.3.2  Employee agrees that upon breach of any of the Restrictive Covenants, Corporation shall be entitled to an accounting and repayment of all profits, royalties, compensation, and/or other benefits that Employee directly or indirectly has realized or may realize as a result of, or in connection with, any such breach.

5.3.3  Employee agrees that the Restrictive Period shall not include any period of time in which Employee is in violation of the Restrictive Covenants.

6.    Change of Control. If there is a change of control (defined as a change in the ownership of the Corporation and Employee is not kept at the same salary and not permitted to retain the same job responsibilities he had in Jacksonville, Florida prior to the change in ownership), then Employee may resign his position and provided Employee complies with the Restrictive Covenants and signs a Release Agreement provided at the time by the Corporation, Employee shall be entitled to receive the Employee’s base salary payable in installments in accordance with the Corporation’s usual payroll practices over the following time period: (i) if the termination occurs during the initial term, for the remaining portion of such initial term, or for one (1) year after the date of termination of Employee’s employment, whichever is longer, or (ii) for any termination occurring after the initial term, for one (1) year after the date of termination of Employee’s employment. Corporation will also pay Employee’s health, life, dental, short term disability, and long term disability insurance premiums during the same time period. Corporation will also pay Employee for his accrued but unused paid time off and any bonuses earned by the date of Employee’s termination

(a)
“Change of Control” shall mean a transaction consisting of a sale of all or substantially all of the Company’s assets, or a merger, consolidation or other capital reorganization of the Company with or into another entity; provided however that a merger, consolidation or other capital reorganization in which the holders of the capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by being converted into voting securities of the surviving entity) more than 20% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction shall not constitute a Change in Control.

7.    Surrender of Books and Records. Employee acknowledges that all files, records, lists, designs, specifications, formulas, books, products, and other materials owned and used by Corporation in connection with the conduct of its Business shall at all times remain the property of Corporation, and that upon termination or expiration of this Agreement or employment hereunder for any reason or upon demand by Corporation, Employee will surrender to Corporation all such materials.

8.    Waiver of Breach. The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

9.    Severability. The provisions of this Agreement, particularly Paragraph 5, are hereby deemed by the parties to be severable, and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity or enforceability of the other provisions hereof.

10.    Acknowledgment of Reasonableness. Employee has carefully read and considered the provisions of this Agreement and expressly agrees that the provisions hereof, including without limitation the Restrictive Covenants, are fair and reasonable and reasonably required for Corporation’s protection of its legitimate business interests, including, without limitation, the confidential and proprietary information and trade secrets of the Corporation, the substantial relationships between the Corporation and its customers, officers, directors, employees, independent contractors, agents and other personnel, and the goodwill of the Corporation. In the event that any provision of Paragraph 5 relating to the Restrictive Period, the Territory and/or the scope of activity restricted shall be declared by a court of competent jurisdiction to exceed the maximum time period, geographical area and/or scope of activity restricted that such court deems reasonable and enforceable under applicable law, the time period, area of restriction and/or scope of activity restricted that is held reasonable and enforceable by the court shall thereafter be the Restrictive Period, Territory and/or scope of activity restricted under this Agreement.

11.    Addresses for Notices. Any notice contemplated, required, or permitted under this Agreement shall be sufficient if in writing and shall be deemed given when delivered personally or mailed by registered or certified mail, return receipt requested, to the addresses listed below:

(a) To Corporation:
Attn: Global Axcess Board of Directors
Global Axcess Corp
7800 Belfort Parkway, Suite 165
Jacksonville, FL 32256

(b) To Employee:
George McQuain
Global Axcess Corp
7800 Belfort Parkway, Suite 165
Jacksonville, FL 32256

or such subsequent address(es) as the respective parties may hereafter by written notice designate.

12.    Governing Law, Forum. This Agreement shall in all respects be governed by and construed according to the laws of Florida. Any suit or other proceeding arising out of or relating to this Agreement shall be instituted and maintained in the state or federal courts sitting in Duval County, Florida, absent written consent of the Corporation to the contrary. Employee expressly waives any objections to such jurisdiction and venue and irrevocably consents and submits to the personal and subject matter jurisdiction of such courts in any such action or proceeding.

13.    Compliance with Code Section 409A. Notwithstanding the above and anything in this Agreement to the contrary, (i) if at the time of Employee’s termination of employment with the Corporation Employee is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Corporation will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six (6) months following Employee’s termination of employment with the Corporation (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax.

14.    Successors, Heirs and Assigns. The rights and obligations of Employee under this Agreement shall inure to the benefit of Corporation, its successors and assigns, and shall be binding upon Employee and his respective successors, heirs and permitted assigns. Corporation shall have the right to assign, transfer, or convey this Agreement to its affiliated companies, successor entities, or assignees or transferees of substantially all of Corporation’s business activities. This Agreement, being personal in nature to Employee, may not be assigned by Employee without Corporation’s prior written consent.

15.    Entire Agreement; Amendment. Except as otherwise provided in this Paragraph, this Agreement contains the entire agreement of the parties hereto, and may not be changed or amended orally, but only by an agreement in writing expressly purporting to amend this Agreement signed by both parties hereto; provided, however, to the extent the Restrictive Covenants shall be determined to be unenforceable for any reason, then such Restrictive Covenants shall be deemed to be in addition to, and not in lieu of, any similar obligations or restrictions to which Employee may be subject under the terms of any prior agreement with Employer.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal, as is their intention, as of the day and year first above written.

GLOBAL AXCESS CORP

By: Michael J. Loiacono
Title: Chief Financial Officer

/s/ Michael J. Loiacono
Signature

/s/ George McQuain
George McQuain’s Signature

Schedule 1

COMPENSATION
Salary & Benefits

1.	Employee shall receive a base salary at the rate of $250,000 per year, payable in accordance with Corporation’s regular payroll practices as such practices may exist from time to time.

2.	Employee shall be eligible to participate in the Corporation’s benefits as outlined in section 3 and section 4.3 of this Agreement under the terms and conditions of this Agreement.